Exhibit 4.5

AMENDMENT NO. 3 TO NOTE PURCHASE AGREEMENT
THIS AMENDMENT NO. 3 (this “Amendment”) is dated as of July 13, 2016 between VALIDUS REINSURANCE, LTD., a Bermuda exempted company (“Validus Re” or the “New Issuer”), and VALIDUS HOLDINGS, LTD., a Bermuda exempted company (the “Guarantor”).
WITNESSETH:
WHEREAS, Validus UPS, Ltd., a Bermuda exempted company (“Validus UPS”) (as successor in interest to Flagstone Reinsurance Holdings (Bermuda) Limited, as successor in interest to Flagstone Reinsurance Holdings, S.A., as successor in interest to Flagstone Reinsurance Holdings Limited), and the Guarantor are parties to that certain Note Purchase Agreement, dated as of August 23, 2006, as amended by Amendment No. 1 thereto, dated as of November 30, 2012 (“Amendment No. 1”), and Amendment No. 2 thereto, dated as of November 30, 2012 (“Amendment No. 2” and, together with that certain Note Purchase Agreement and Amendment No. 1, the “Note Purchase Agreement”), providing for the issuance of its floating rate, subordinated deferrable interest notes (the “Securities”);
WHEREAS, on the date hereof, Validus UPS will transfer all of its share holdings in Validus Reinsurance (Switzerland) Ltd. (“Validus Switzerland”) and Flagstone Finance S.A. (“Flagstone Finance”) (comprising the entire share capital of Validus Switzerland and Flagstone Finance) to Validus Re (the “Transfer”) by way of a transfer of the stock of Validus Switzerland and Flagstone Finance (together, the “Stock”) to Validus Re in connection with the assumption by Validus Re of certain third party debt including the Securities and an intercompany payable to Flagstone Finance by Validus UPS (the “Intercompany Payable” and, together with the assigned third party debt and the Securities, the “Liabilities”), which Transfer and assumption shall be treated and documented as a distribution in specie of the Stock net of the amount of the Liabilities.
WHEREAS, the Transfer will constitute a transfer of all or substantially all of the properties and assets of Validus UPS, as the Company (as defined in the Note Purchase Agreement) and a transfer of the properties and assets of Validus UPS substantially as an entirety to Validus Re, a direct wholly-owned subsidiary of the Guarantor;
WHEREAS, Section 12(a) of Schedule 2 to the Note Purchase Agreement provides, in part, that Validus UPS, as the Company (as defined in the Note Purchase Agreement), shall not transfer all or substantially all of its properties and assets as an entirety to any Person unless (1) the Person is an entity organized and existing under the laws of the United States of America or any State or Territory thereof, the District of Columbia, Bermuda, the Cayman Islands, Luxembourg or any country which is a member state of the Organization for Economic Cooperation and Development; (2) the Person expressly assumes, by an amendment thereto executed and delivered to the Holders, in form reasonably satisfactory to the Holders, the due and punctual payment of the principal of and any premium and interest (including any Additional Interest) on all the Securities and the performance of every covenant of the Note Purchase Agreement on the part of Validus UPS, as the Company, to be performed or observed;

(3) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would constitute an Event of Default, shall have happened and be continuing; and (c) an Officers’ Certificate and an Opinion of Counsel have been delivered to the Holders, each stating that such transfer complies with Section 12 of Schedule 2 to the Note Purchase Agreement and that all conditions precedent provided for in the Note Purchase Agreement relating to such transaction have been complied with;
WHEREAS, Validus Re is a Bermuda exempted company;
WHEREAS, Section 11 of the Note Purchase Agreement provides, in part, that Validus UPS, as the Company, may amend the Note Purchase Agreement as provided in Schedule 2 to the Note Purchase Agreement or upon the prior written consent of the Holders of at least a majority of the Outstanding Securities;
WHEREAS, pursuant to Section 12(a)(iii) of Schedule 2 to the Note Purchase Agreement, an Opinion of Counsel and an Officers’ Certificate, dated the date hereof, have been delivered to the Trustee, stating (a) that the execution and delivery by Validus Re, as the New Issuer, of this Amendment relating to the Transfer complies with Section 12 of Schedule 2 to the Note Purchase Agreement and (b) that all conditions precedent provided for in the Note Purchase Agreement relating to the execution and delivery by Validus Re, as the New Issuer, of this Amendment relating to the Transfer have been complied with;
WHEREAS, (a) Section 6.3 of that certain Trust Deed dated September 27, 2006 to which Dekania Europe CDO II p.l.c., as issuer (“Fund I”), and Dekania Capital Management, LLC, as collateral manager (the “Collateral Manager I”), are parties (“Trust Deed I”), provides that Collateral Manager I may act for Fund I with respect to amendments related to the holdings of Fund I and (b) Section 6.3 of that certain Trust Deed dated June 7, 2007 to which Dekania Europe CDO III p.l.c., as issuer (“Fund II”), and Cohen & Company Financial Limited, as collateral manager (the “Collateral Manager II”), are parties (“Trust Deed II”), provides that Collateral Manager II may act for Fund II with respect to amendments related to the holdings of Fund II;
WHEREAS, Section 12(a)(iii) of Schedule 2 to the Note Purchase Agreement additionally provides that, notwithstanding the foregoing provisions, where the Company will convey or transfer its properties and assets substantially as an entirety to a Person that is a direct or indirect wholly-owned subsidiary of the Guarantor, such Person’s assumption of the obligations hereunder and the release of the Company of its obligations hereunder, shall be effective immediately upon delivery to the Holders of (a) an amendment to the Note Purchase Agreement pursuant to Section 12(a)(i), which shall be executed by such Person and the Guarantor (but shall not require execution by any Holder), and (b) an officers’ certificate and opinion of counsel pursuant to and in accordance with Section 12(a)(iii); and
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

Section 1.1    Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Note Puchase Agreement.
Section 1.2    Assumption of Obligations. The New Issuer hereby expressly assumes, from and after the date hereof, the due and punctual payment of the principal of and any premium and interest (including any Additional Interest) on all the Securities and the performance of every covenant and obligation of the Note Purchase Agreement on the part of Validus UPS to be performed or observed (including, for the avoidance of doubt and without limitation, the registration, transfer, and exchange obligations provided for in Section 4 of Schedule 2 to the Note Purchase Agreement).
Section 1.3    Succession and Substitution. The New Issuer, from and after the date hereof, by virtue of the aforesaid assumption and the delivery of this Amendment, shall succeed to, and be substituted for, and may exercise every right and power of, Validus UPS under the Note Purchase Agreement, and Validus UPS shall be discharged from all obligations and covenants under the Note Purchase Agreement and the Securities.
Section 1.4    Representations and Warranties. The New Issuer represents and warrants that:
(a)    all thing necessary to authorize its assumption of the obligations of Validus UPS, as the Company, under the Note Purchase Agreement and to make this Amendment, when executed by the parties hereto, and subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law), a valid and binding obligation of the New Issuer, enforceable against the New Issuer in accordance with its terms under the laws of the State of New York, have been done and performed, and
(b)    immediately upon the effectiveness of the Transfer and of this Amendment, no Event of Default, and no event that, after notice or lapse of time, or both, would constitute an Event of Default, shall have happened and be continuing.
Section 1.5    Effectiveness and Operativeness. By executing this Amendment, Fund I and Fund II shall be deemed to have delivered their consent to this Amendment. This Amendment shall become effective, and the provisions provided for in this Amendment shall become operative, immediately following (i) execution by the parties hereto (and without the need for execution by the Holders) and (ii) delivery to the Holders of the Officers’ Certificate and Opinion of Counsel described in the recitals of this Amendment.
Section 1.6    Submission to Jurisdiction. The New Issuer agrees that any judicial proceedings instituted in relation to any matter arising under the Note Purchase Agreement, this Amendment or the Securities may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York (in each case sitting in the Borough of Manhattan) by execution and delivery of this Amendment, the New Issuer accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts (and courts of appeals therefrom) for legal proceedings arising out of or in connection with this Note Purchase Agreement.
Section 1.7    Ratification of Note Purchase Agreement. Except as expressly amended hereby, the Note Purchase Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Note Purchase Agreement for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. For the avoidance of doubt, the successor Person to a consolidation, amalgamation, merger, conveyance, transfer or lease pursuant to the paragraph following immediately after Section 12(a)(iii) of the Note Purchase Agreement (as described in Section 4 to Amendment No. 2) must be an entity organized and existing under the laws of the United States of America or any State or Territory thereof, the District of Columbia, Bermuda, the Cayman Islands, Luxembourg or any country which is a member state of the Organization for Economic Cooperation and Development unless such Person complies with the requirements set forth in Sections 12(a)(i)(1) through (a)(i)(4) of Schedule 2 to the Note Purchase Agreement.
Section 1.8    Governing Law. THIS AMENDMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).
Section 1.9    Counterparts. The parties hereto may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 1.10    Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
Section 1.11    Addresses for Notices. All notices or other communications to be addressed to the Company as contemplated by Section 12 of the Note Purchase Agreement shall be addressed as follows:
(a)    if to the New Issuer:
Validus Reinsurance, Ltd.
29 Richmond Road
Pembroke HM 08, Bermuda
Attention: Treasurer
with a copy to:
Validus Reinsurance, Ltd.
29 Richmond Road
Pembroke HM 08, Bermuda
Attention: General Counsel
(b)    if to the Guarantor:

Validus Holdings, Ltd.
29 Richmond Road
Pembroke HM 08, Bermuda
Attention: Treasurer
with a copy to:
Validus Holdings, Ltd.
29 Richmond Road
Pembroke HM 08, Bermuda
Attention: General Counsel
Section 1.12    Form of Annex C. Annex C of the Note Purchase Agreement is hereby amended by replacing the annex in its entirety with the form attached as Exhibit A hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.
VALIDUS REINSURANCE, LTD.
By:         /s/ Jeffrey D. Sangster
    Name:    Jeffrey D. Sangster
    Title:    Director
VALIDUS HOLDINGS, LTD.
By:         /s/ Robert F. Kuzloski
    Name:    Robert F. Kuzloski
    Title:    Executive Vice President

[Signature Page to Amendment No. 3 to the Note Purchase Agreement]

Acknowledged and agreed to by:

VALIDUS UPS, LTD.

By:         /s/ Jeffrey D. Sangster
    Name:    Jeffrey D. Sangster
    Title:    Executive Vice President &
Chief Financial Officer

[Signature Page to Amendment No. 3 to the Note Purchase Agreement]

Acknowledged, agreed and consented to by:
Dekania Europe CDO II, p.l.c., as a party set forth in the name of the registered Holder on the Securities Register

By: Dekania Capital Management, LLC as Collateral Manager under Trust Deed I
By:         /s/ Daniel G. Cohen
    Name:    Daniel G. Cohen
    Title:    President
Dekania Europe CDO III, p.l.c., as a party set forth in the name of the registered Holder on the Securities Register

By: Cohen & Company Financial Limited, as Collateral Manager under Trust Deed II
By:         /s/ Daniel G. Cohen
    Name:    Daniel G. Cohen
    Title:    Director

[Signature Page to Amendment No. 3 to the Note Purchase Agreement]